Exhibit 99.1

Winn-Dixie Reports First Quarter Fiscal 2008 Results;

Improved Performance in First Quarter; Continues Execution of Turnaround Plan

Highlights

•	Adjusted EBITDA of $19.5 million, an increase of $30.6 million compared to a loss of $11.1 million in the year-ago period

•	Net loss of $0.8 million, an improvement of $23.8 million compared to a net loss of $24.6 million in the year-ago period

•	Gross margin of 27.5% compared to 26.4% in the year-ago period, an increase of approximately 110 basis points

•	Identical store sales increase of 0.2%

•	On track to remodel 75 stores in fiscal 2008; encouraged by initial results at remodeled stores

JACKSONVILLE, FL October 29, 2007—Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported improved financial results for the first quarter of fiscal 2008, a 12-week period that ended on September 19, 2007. Adjusted EBITDA was $19.5 million, an increase of $30.6 million from the Adjusted EBITDA loss of $11.1 million in the first quarter of fiscal 2007. The Company also achieved a gross margin of 27.5%, an increase of approximately 110 basis points compared to the first quarter of fiscal 2007, positive identical store sales, and encouraging initial results at its remodeled stores. The Company incurred a net loss for the quarter of $0.8 million compared to a net loss of $24.6 million in the first quarter of fiscal 2007, an improvement of $23.8 million.

Winn-Dixie Chairman, CEO, and President, Peter Lynch said, “We are very pleased with our financial progress this quarter, especially improvements in Adjusted EBITDA and gross margin, which reflects the operational changes we are making while we continue to execute our long-term turnaround plan. In addition to the store remodels, we are working to improve our competitive position by enhancing the conditions at all our stores, refining our merchandising and promotional activity, managing costs, training our dedicated associates and improving customer service.”

Mr. Lynch continued, “Our store remodel program is on track, and although we are still very early in the process, we are encouraged by the traffic and sales trends we have experienced in our remodeled stores. We will continue fine-tuning our store design and merchandising programs while we execute our planned remodels. Our turnaround plan will take time to implement fully, and we know we still have a great deal to accomplish, but we believe we have the right strategy in place and are building a solid foundation for long-term growth.”

Fiscal 2008 First Quarter Results

Net sales in the first quarter were $1.6 billion, an increase of $11.1 million, or 0.7%, compared to the first quarter of fiscal 2007. Identical store sales from continuing operations increased 0.2%, compared to the first quarter of fiscal 2007.

Gross profit on sales in the first quarter was $446.4 million, an increase of $21.9 million compared to the first quarter of fiscal 2007. As a percentage of sales, gross margin was 27.5% in the first quarter compared to 26.4% in the same period of fiscal 2007, an increase of 110 basis points. The improvement in gross margin was due primarily to a planned reduction in promotional spending in the first quarter of the current fiscal year and to a lesser extent operational improvements that reduced costs at our distribution facilities.

“We will continue to balance the level of promotional spending each quarter to seek to achieve the right mix of sales and margin growth for fiscal 2008,” added Lynch.

Other operating and administrative expenses for the first quarter were $448.6 million, a decrease of $8.7 million compared to the first quarter of fiscal 2007. Several items contributed to the decline, including a reduction in depreciation and amortization expense caused primarily by lower aggregate asset values resulting from fresh-start reporting revaluations as well as lower insurance premiums. Depreciation and amortization is lower than prior year due primarily to the adoption of fresh start reporting. As such, this trend will continue through November 15, 2007, the last date prior to emergence from Chapter 11.

Income from continuing operations before interest expense, income taxes, and depreciation and amortization expense, or EBITDA, as further adjusted for non-cash charges, reorganization items, and other items related to the Company’s emergence from bankruptcy (Adjusted EBITDA) was $19.5 million for the first quarter of fiscal 2008, compared to a loss of $11.1 million in the same period of fiscal 2007. The Company incurred a net loss for the quarter of $0.8 million compared with a net loss of $24.6 million in the first quarter of fiscal 2007, an improvement of $23.8 million.

Store Remodeling Program

Winn-Dixie continued to make progress with the store remodeling program it commenced in the second half of fiscal 2007. The goal of the program is to modernize Winn-Dixie stores by dramatically improving their appearance, heightening their focus on fresh, high-quality products and enhancing the overall shopping experience for customers.

Since the inception of the program, the Company has completed 30 store remodels, nine of which are still in the grand re-opening phase, which typically is a four week period of heavy promotional activity. Of the remaining 21 stores, 12 are considered by the Company to be offensive remodels and nine are considered defensive remodels. Offensive remodels are stores that currently face direct competition in their operating markets, but do not face new competitive openings in the current fiscal year. Defensive remodels are stores that face both existing competition and new competitive openings in their operating markets in the current fiscal year, and are designed to mitigate the negative impact of these competitive openings. Approximately 80% of the remodels planned for fiscal 2008 are expected to be offensive remodels.

For offensive and defensive remodels, sales lift is calculated by comparing the store’s sales following the completion of the grand re-opening phase to the store’s sales in the prior-year comparable period. When analyzing the impact of defensive remodels, the Company’s calculation of sales lift also includes an adjustment based on management’s assessment of the estimated sales impact of new competitive openings in the operating region (adjusted sales lift). This assessment is based on the historical impact of competitive openings against non-remodeled Winn-Dixie stores.

As of the end of the first quarter, the Company’s 12 offensive remodeled stores had experienced a 15% weighted average sales lift after the grand re-opening phase. The sales lift in the offensive remodels resulted from increases in transaction count and basket size of 8.6% and 6.1%, respectively. As of the end of the first quarter, the weighted average adjusted sales lift at the nine defensive remodels was 11.2% after the grand re-opening phase.

The Company is on track to remodel a total of 75 stores in fiscal 2008.

Liquidity and Capital Resources

As of September 19, 2007, Winn-Dixie had approximately $598.4 million of liquidity, consisting of $207.4 million of cash and cash equivalents and $391.0 million of borrowing availability under its credit agreement.

The Company’s liquidity increased by $5.5 million from the end of its fourth fiscal quarter, primarily as a result of cash flow from operations and working capital improvements, partially offset by capital expenditures. Working capital improvements continue to be a focus for the Company.

Fiscal 2008 Outlook

Winn-Dixie updated its outlook for fiscal 2008 with the following details:

•	Adjusted EBITDA is expected to be in the range of $90 million to $115 million.

The outlook for fiscal 2008 is based on the following underlying assumptions:

•	Identical store sales for fiscal 2008 are expected to be slightly positive.

•	Gross margin in fiscal 2008 is expected to be slightly higher than in fiscal 2007.

•

Winn-Dixie’s financial results in fiscal 2008 will be affected by certain non-cash and cash items, which amount to approximately $105 million to $117 million. The non-cash items include approximately $90 to $95 million in depreciation and amortization expense and approximately $10 to $15 million related to non-cash share-based compensation. The cash items (primarily post-bankruptcy legal and professional fees) are estimated to be in the range of $5 to $7 million.

•

Capital expenditures in fiscal 2008 are expected to total approximately $250 million, of which approximately $140 million is expected to be spent for our store-remodeling program. In addition to the store-remodeling program, the Company anticipates that during fiscal 2008 it will spend approximately $110 million on other capital expenditures, including maintenance and other store-related projects, information technology projects, new stores and back-up generators.

Estimating future financial performance is subject to risk and uncertainties, particularly for a company in the initial stages of a multi-year turnaround plan. Some of these risks are described below. For additional information about the risks and uncertainties we face, please refer to risk factors discussed in the Company’s Form 10-K for the fiscal year ended June 27, 2007 and our other filings with the SEC.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Monday, October 29, 2007 from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winn-dixie.com under “About Us”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-240-9334 or 913-312-0733. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website and, from October 29 through November 5, 2007, can also be accessed by calling 888-203-1112 or 719-457-0820. The replay passcode is 8534556.

About Winn-Dixie

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 521 stores in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates, particularly in the first half of the fiscal year; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates or fuel costs, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Form 10-K for the fiscal year ended June 27, 2007 and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data	Successor 12 weeks ended Sept. 19, 2007	Predecessor 12 weeks ended Sept. 20, 2006
Net sales	$1,620,898	1,609,826
Cost of sales, including warehouse and delivery expenses	1,174,543	1,185,396

Gross profit on sales	446,355	424,430
Other operating and administrative expenses	448,644	457,343
Impairment charges	—	2,035
Restructuring charge, net	—	899

Operating loss	(2,289)	(35,847)
Interest (income) expense, net	(1,435)	2,419

Loss before reorganization items and income taxes	(854)	(38,266)
Reorganization items, net loss	—	4,019
Income tax benefit	(64)	(1,413)

Loss from continuing operations	(790)	(40,872)

Discontinued operations:
Loss from discontinued operations	—	(570)
Gain on disposal of discontinued operations	—	16,829

Earnings from discontinued operations	—	16,259

Net loss	$(790)	(24,613)

Basic and diluted loss per share (1)	$(0.01)	(0.17)

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net loss	$(790)	(24,613)
Adjustments to reconcile Net loss to EBITDA:
Income tax benefit	(64)	(1,413)
Depreciation and amortization	17,460	21,983
Favorable and unfavorable lease amortization, net	868	—
Interest (income) expense, net	(1,435)	2,419

EBITDA	16,039	(1,624)

Adjustments to reconcile EBITDA to Adjusted EBITDA
Share-based compensation	2,765	1,538
Post-emergence bankruptcy-related professional fees	660	—
Earnings from discontinued operations	—	(16,259)
Reorganization items, net loss	—	4,019
Impairment charges	—	2,035
Restructuring charge, net	—	899
VISA / MasterCard settlement	—	(1,706)

Adjusted EBITDA	$19,464	(11,098)

Note 1: Predecessor earnings per share is not comparable to the successor.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value
	Sept. 19, 2007	June 27, 2007
ASSETS
Current assets:
Cash and cash equivalents	$207,447	201,946
Marketable securities	4,909	4,836
Trade and other receivables, less allowance for doubtful receivables of $3,287 ($3,663 at June 27, 2007)	86,311	94,173
Insurance claims receivable	22,954	22,900
Income tax receivable	17,057	15,883
Merchandise inventories, less LIFO reserve of $6,356 ($5,107 at June 27, 2007)	624,489	641,458
Prepaid expenses and other current assets	41,385	40,982

Total current assets	1,004,552	1,022,178

Property, plant and equipment, net	332,082	300,174
Intangible assets, net	328,211	331,803
Other assets, net	16,231	16,736

Total assets	$1,681,076	1,670,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$6,287	6,289
Accounts payable	269,332	262,787
Reserve for self-insurance liabilities	76,622	73,451
Accrued wages and salaries	72,664	76,334
Accrued rent	45,085	39,685
Accrued expenses	83,974	83,763

Total current liabilities	553,964	542,309

Reserve for self-insurance liabilities	147,420	147,339
Long-term borrowings under credit facilities	85	14
Unfavorable leases	135,771	138,700
Obligations under capital leases	17,950	18,622
Other liabilities	27,038	26,966

Total liabilities	882,228	873,950

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 54,000,000 shares issued; 53,901,473 shares outstanding at Sept. 19, 2007 and June 27, 2007	54	54
Additional paid-in-capital	765,166	762,401
Retained earnings	27,675	28,465
Accumulated other comprehensive income	5,953	6,021

Total shareholders’ equity	798,848	796,941

Total liabilities and shareholders’ equity	$1,681,076	1,670,891

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands	Successor 12 weeks ended Sept. 19, 2007	Predecessor 12 weeks ended Sept. 20, 2006
Cash flows from operating activities:
Net loss	$(790)	(24,613)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss (gain) on sales of assets, net	111	(33,635)
Reorganization items, net loss	—	4,019
Impairment charges	—	2,114
Depreciation and amortization	17,460	22,076
Share-based compensation	2,765	1,538
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	868	—
Trade, insurance and other receivables	7,808	35,757
Merchandise inventories	16,969	23,526
Prepaid expenses and other current assets	(403)	(133)
Accounts payable	4,355	(31,782)
Income taxes payable/receivable	(143)	(1,851)
Reserve for self-insurance liabilities	3,167	1,775
Accrued expenses and other	1,780	7,423

Net cash provided by operating activities before reorganization items	53,947	6,214

Cash effect of reorganization items	—	(8,053)

Net cash provided by (used in) operating activities	53,947	(1,839)

Cash flows from investing activities:
Purchases of property, plant and equipment	(43,860)	(13,374)
(Increase) decrease in investments and other assets, net	(5,144)	1,476
Sales of assets	39	73,096
Purchases of marketable securities	(350)	(2,157)
Sales of marketable securities	749	1,793
Other, net	(455)	297

Net cash (used in) provided by investing activities	(49,021)	61,131

Cash flows from financing activities:
Gross borrowings on credit facilities	2,255	3,876
Gross payments on credit facilities	(2,184)	(3,876)
Increase in book overdrafts	2,190	15,448
Principal payments on long-term debt and capital leases	(1,686)	(423)
Debt issuance costs	—	(277)

Net cash provided by financing activities	575	14,748

Increase in cash and cash equivalents	5,501	74,040
Cash and cash equivalents at beginning of year	201,946	187,543

Cash and cash equivalents at end of period	$207,447	261,583